Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Separation Agreement”) is made and entered into this 4th day of February 2014 by and between Federal-Mogul Corporation (hereinafter “Federal-Mogul”) and Kevin Freeland (hereinafter “Freeland”). Federal-Mogul and Freeland are collectively referred to herein as the “Parties.”

RECITALS

A. Freeland was an at-will employee of Federal-Mogul until Freeland elected to resign on and effective the 4th day of February 2014 (the “Resignation Date”).

B. Freeland and Federal-Mogul were parties to an Employment Agreement dated May 29, 2013 (the “Employment Agreement”). Freeland and Federal-Mogul have agreed that this Separation Agreement will completely replace and supersede the Employment Agreement.

C. The Parties wish to set forth in this Separation Agreement all of their agreements concerning Freeland’s past employment with Federal-Mogul, and to fully and finally resolve and release all claims of any kind by Freeland against Federal-Mogul.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

1. Termination of Employment Agreement. The Parties agree that, as of the date of this Separation Agreement, the Employment Agreement is terminated and all rights of Freeland thereunder are terminated and nullified and shall have no further force or effect.

2. Termination of Employment. Freeland elected to resign on and as of the Resignation Date.

3. Payments. The Parties agree that:

a)	Payment. Federal-Mogul shall pay Freeland: i) a single payment of Five Thousand ($5,000) Dollars, less applicable withholding, to be paid within two (2) business days of the date hereof; ii) Five Thousand ($5,000) Dollars, less applicable withholding, to be paid within thirty (30) days after the date of this Separation Agreement; and iii) an hourly transition services fee of Eight Hundred Dollars per-hour (the “Transition Payment”), which shall be paid at the end of each month in which Freeland performs transition services for Federal-Mogul as provided in paragraph 3(d). The payments contemplated in clauses (ii) and (iii) are payable only if Freeland has not revoked the release of those Claims (as defined below) set forth in paragraph 4(a)(1) of this Separation Agreement as provided in paragraph 11 and has otherwise complied with the terms of this Separation Agreement.

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b)	Earned but Unused Vacation. Federal-Mogul shall pay Freeland the cash equivalent of any earned but unused vacation as of the Resignation Date, which will be paid in a one-time lump-sum payment, less applicable withholding, on the next scheduled pay date following the Resignation Date. The parties acknowledge that such earned but unused vacation as of the Resignation Date aggregates 2 days.

c)	Acknowledgment of Consideration. Freeland acknowledges that the payments described in paragraph 3(a) are not required by Federal-Mogul’s policies, procedures, or benefit plans, or by any statute or other regulation, and are to be paid by Federal-Mogul solely as consideration for this Separation Agreement upon the terms and subject to the conditions set forth herein. If Freeland revokes the release of Claims set forth in Section 4(a)(1) of this Separation Agreement as provided in paragraph 11 hereof or fails to abide by the terms of this Separation Agreement, Federal-Mogul may, at its option and without waiver of other rights or remedies it may have, seek to recover the payments referred to in paragraph 3(a).

d)	Transition Services. In consideration for the payments described in this paragraph 3, Freeland shall make himself available at mutually convenient times after the Resignation Date and prior to June 1, 2014, for an amount of time not to exceed eighty hours in the aggregate if requested in writing, to assist in the transition of projects Freeland was engaged in to Federal-Mogul personnel or advisors. Any such transition services shall be performed by Freeland as an independent contractor at the written request (and for clarity it may be that no services are requested) and under the direction of Federal-Mogul’s Senior Vice President, Global Human Resources. The provision of these transition services shall in no way be deemed to constitute an employment relationship of any kind between the Parties. No part of any fees payable to Freeland in respect of any such transition services will be subject to withholding by Federal-Mogul for the payment of any taxes (including, without limitation, any social security, federal, state or any other employee payroll taxes). In addition, Freeland will be solely responsible and agrees to pay all taxes, including, without limitation, any self-employment taxes, due in respect of any fees paid to Freeland by Federal-Mogul in respect of any such transition services.

4. Release of Claims.

(a)

Except as to the claims and rights referred to in paragraphs 4(b) and 4(c) below, in consideration of the payments provided for in paragraph 3, Freeland voluntarily and knowingly releases and forever discharges Federal-Mogul, its subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their

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shareholders, partners, directors, members, officers, employees, trustees, administrators, agents and fiduciaries, and each of their successors and assigns, from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as “Claims”), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to his employment or resignation or the terms and conditions of his employment with Federal-Mogul or any parent, subsidiary, affiliated, or related entity, including but not limited to:

(1)	Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended);

(2)	Claims under the Immigration Reform and Control Act;

(3)	Claims under the Uniformed Services Employment and Reemployment Rights Act;

(4)	Claims under the Employee Retirement Income Security Act of 1974 or any claims under any employee benefit plan or other compensation arrangement (including, without limitation, claims relating to the performance-based economic value added award set forth in the Employment Agreement (including Exhibit B thereto) (in each case, excluding any claim for vested, accrued benefits under any 401(k) plan of Federal-Mogul (or any of its affiliates) or as set forth in paragraph 4(b) below);

(5)	Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act;

(6)	Claims under the National Labor Relations Act;

(7)	Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act;

(8)	Claims under any local or state law;

(9)

Claims under any agreement with Federal-Mogul or any of its subsidiaries or affiliates to which Freeland is a party, including, without limitation, for breach of contract (express or implied , written or oral including

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but not limited to the Employment Agreement (including Exhibit B thereto) and any bonus, “MIP” or comparable payments or awards), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; and; and

(10)	Claims for attorneys’ fees, costs, disbursements and/or the like.

For the avoidance of doubt, Freeland acknowledges and agrees that the performance-based economic value added award (as provided for in the Employment Agreement and Exhibit B thereto) has been forfeited and cancelled in accordance with its terms and without any obligation for the payment of any consideration thereunder.

By signing below, Freeland acknowledges that he cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 4(a) and that he has waived any right to equitable relief that may have been available to him (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 4(a). His signature below acknowledges the fact that he is receiving payments that he would otherwise not be entitled to, that are sufficient consideration for the waiver of Claims herein, and that he will not be entitled to receive any other payments or benefits from Federal-Mogul apart from the payments described in paragraph 3.

(b) By signing this Separation Agreement, Freeland is not releasing claims that arise after he signs this Separation Agreement; claims to enforce this Separation Agreement; claims relating to the enforceability, meaning, or effect of this Separation Agreement; claims or rights he may have to workers’ compensation or unemployment benefits; and/or claims or rights which cannot be waived by private agreement.

(c) Additionally, by signing this Separation Agreement, Freeland is not waiving his right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 4(a) above, Freeland acknowledges that he cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 4(a).

5. Confidentiality and Non-Disparagement. Freeland agrees to keep confidential and not to publish or post on his own or to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all Confidential Information relating to Federal-Mogul and its affiliates, related, parent, and subsidiary companies, each of their officers, directors, employees and clients, and Carl Icahn and his family, learned in the course of his employment with Federal-Mogul. Furthermore,

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Freeland agrees not to disparage, or otherwise discuss any information, relating to Federal-Mogul and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, and Carl Icahn and his family, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. Confidential Information includes all proprietary or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, strategies, business initiatives, pricing or cost information or similar information, and any intellectual property relating to the business of Federal-Mogul or its affiliates, related, parent, or subsidiary companies and their respective businesses. In addition, Freeland agrees to keep the terms and conditions of this Separation Agreement confidential, except that he may disclose the terms and conditions of this Separation Agreement to his spouse or significant other, attorneys and financial and tax advisors. In furtherance of the foregoing, Freeland agrees that, during the term of this Separation Agreement and thereafter, the sole and only statement or disclosure he will make about or concerning any or all of: Federal-Mogul, Mr. Icahn, his family members or any of the respective affiliates of any of the foregoing, is to acknowledge that he was employed with Federal-Mogul. The restrictions in this paragraph are subject to paragraph 6 below.

6. Non-Solicitation and Non-Compete. Freeland agrees that for a period of one year after this Separation Agreement becomes effective that he will not: (a) solicit, interfere with or endeavor to entice away from Federal-Mogul or any of its subsidiaries or affiliates, any current or prospective customer or client, or any person in the habit of dealing with any of the foregoing; (b) attempt to direct or solicit any current or prospective customer or client away from Federal-Mogul or any of its subsidiaries or affiliates; (c) interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of Federal-Mogul or any of its subsidiaries or affiliates; (d) advise any person not to do business with Federal-Mogul or any of its subsidiaries or affiliates; or (e) attempt to direct, divert, or otherwise usurp any business opportunity or transaction that Freeland learned of during Freeland’s employment with Federal-Mogul.

Freeland agrees that for a period of one year after the Resignation Date (the “Non-Competition Period”), he will not engage or participate, directly or indirectly, in any business that is competitive with the business of Federal-Mogul or any of its subsidiaries or the business of any customer of Federal-Mogul (each a “Covered Business”) or group of affiliated Covered Businesses (including, without limitation, any supplier or distributor of automotive, commercial vehicle or industrial powertrain and/or safety technologies, whether marketed to original equipment manufacturers or the aftermarket), in any capacity, directly or indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee or in any other relationship or capacity, and

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will not enter into the employ of any Covered Business, render any services to any Covered Business, raise capital or seek to raise capital for any Covered Business, or otherwise become interested in, receive compensation from, or aid, represent, work with or for, or assist any Covered Business directly or indirectly in any manner and will not seek, agree to, obtain, negotiate with respect to or otherwise arrange to engage in, any of the activities, arrangements, employment, relationships, transactions or investments referred to above.

Notwithstanding any other provision in this Section 6, the Federal-Mogul acknowledges that the foregoing restrictions with regard to engaging or participating in a competitive business through aftermarket customers shall terminate on June 1, 2014; provided Freeland delivers to Federal-Mogul in writing ten (10) business days in advance of such engagement the name of the aftermarket customer and the title of the position he would hold. For clarity, all other restrictions on suppliers, original equipment customers, employees or otherwise shall remain in effect for the entire Non-Competition Period.

7. Return of Federal-Mogul’s Property. Freeland acknowledges that he has returned to Federal-Mogul any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates and related entities, which Freeland possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, blackberries, personal computers, credit cards, building access cards, computer equipment, files, documents and software. Freeland agrees that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by him alone or with other employees during the period of his employment by Federal-Mogul shall remain property of Federal-Mogul.

8. Legal Consultation. Freeland acknowledges that he has been formally advised in writing to consult with an attorney prior to executing this Separation Agreement and that he has had adequate time and opportunity to review and consider this Separation Agreement and to confer with his counsel of choice regarding this Separation Agreement and all related matters.

9. Severability. It is agreed that if any provision or portion of a provision of this Separation Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision, or the remainder of the affected provision, of this Separation Agreement, all of which provisions shall remain in full force and effect; and it is the intention of the parties hereto that if any provision of this Separation Agreement is capable of two constructions, one of which would render the provision valid, then the provision shall have the meaning which renders it valid and consistent with the intent of this Separation Agreement.

10. Acceptance of the Agreement. Freeland acknowledges that he has twenty-one (21) days following his receipt of this Separation Agreement to consider it and to sign it, although Freeland may execute it sooner if he wishes to do so.

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11. Revocation. Freeland acknowledges that he has the right to revoke the release of those claims set forth in paragraph 4(a)(1) of this Separation Agreement at any time prior to the expiration of seven (7) days after Freeland has executed it, by providing written notice of revocation to Federal-Mogul, Attn: General Counsel at 26555 Northwestern Highway, Southfield, Michigan 48033. To be effective, such notice must be postmarked by the close of business on the seventh day after Freeland signs this Separation Agreement.

12. Entire Understanding. This Separation Agreement sets forth the entire understanding between Freeland and Federal-Mogul and supersedes any prior agreements or understandings, express or implied, written or oral pertaining to the terms of Freeland’s employment and the employment relationship, including without limitation the Employment Agreement. Freeland acknowledges that in executing this Separation Agreement, Freeland does not rely upon any representation by any representative of Federal-Mogul concerning the subject matter of this Separation Agreement, except as expressly set forth in the text of the Separation Agreement.

13. Amendment. No amendment or waiver of any provision of this Separation Agreement shall be effective unless approved in writing by both parties.

14. Governing Law and Venue. This Separation Agreement shall be construed and enforced in accordance with, and governed by the laws of the State of Michigan without regard to principles of conflict of laws. Any disputes arising under this Separation Agreement shall be brought exclusively in a court of competent jurisdiction in the State of Michigan.

15. By signing this Agreement, Freeland acknowledges that: (1) Freeland has read this Agreement completely; (2) Freeland has had an opportunity to consider the terms of this Agreement; (3) Freeland has had the opportunity to consult with an attorney of Freeland’s choosing prior to executing this Agreement; (4) Freeland has not relied on any representation or statement not set forth in this Agreement; (5) Freeland understands this Agreement and agrees to all its terms; and (6) Freeland has signed this Agreement voluntarily and entirely of Freeland’s own free will.

16. Board/Officer Resignation. Freeland shall be deemed to have resigned his position as a director, officer and/or any other position (including, without limitation, any fiduciary position) with Federal-Mogul and any of its subsidiaries or affiliates as of the Resignation Date.

17. Duplicate Originals. This Separation Agreement may be executed in duplicate fully executed and initialed counterparts, and, if so, each fully executed and duly initialed counterpart shall be deemed an original for all purposes.

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AGREED:

FEDERAL-MOGUL CORPORATION		KEVIN FREELAND

/s/ Scott P. Pepin		/s/ Kevin Freeland
By:	Scott P. Pepin	Kevin Freeland
Its:	Senior Vice President,
Global Human Resources

Date: February 4, 2014		Date: February 4, 2014

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